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Exhibit 10.34

DISTRIBUTION AGREEMENT

between

INVATEC S.r.l. (hereinafter referred to as "INVATEC") having a registered office at Via Martiri della Libertà 7, Roncadelle (BS), Italy, represented by its Chief Executive Officer, Mr. Andrea Venturelli,

and

ev3 Inc. (hereinafter referred to as "EV3") having registered office at 4600 Nathan Lane, Plymouth Minnesota 55442, represented by its President and Chief Executive Officer, Mr. James M. Corbett,

(INVATEC and EV3 are hereinafter also referred to as the "PARTIES")

WITNESSETH

        WHEREAS, INVATEC operates in the business of designing, developing, manufacturing and selling under the TRADEMARK and/or trade name "INVATEC" the PRODUCTS (as hereinafter defined);

        WHEREAS, EV3 is willing to act as INVATEC's exclusive distributor in the TERRITORY (as hereinafter defined) as to the PRODUCTS, upon the terms and conditions set forth in this AGREEMENT;

        NOW, THEREFORE, the PARTIES hereto agree as follows:

ARTICLE 1. DEFINITIONS.

        As used in this AGREEMENT the following words will have the meaning defined hereunder (plural shall include singular and vice versa):

        1.1    "AGREEMENT" shall mean: this DISTRIBUTION AGREEMENT;

        1.2    "AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES" shall mean: the aggregate minimum value of orders of the PRODUCTS which EV3 must place during any twelve (12) months period for delivery in the same twelve (12) months period, starting from the FIRST APPROVAL DATE;

        1.3    "AFFILIATE": means any entity that, directly or indirectly, now or hereafter controls or is controlled by or is under common control of a PARTY hereto, except that in countries where ownership of a majority or controlling interest by a foreign entity is not permitted by law, rule or regulations, the parent's direct or indirect voting interest may be less than a majority or controlling interest. ("Control"—including the terms "controls", "controlled by", "controlling" and "under common control with"—are understood as meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity whether through the ownership of voting security, by contract or otherwise);

        1.4    "ANNUAL TARGETS" shall mean: the targeted orders per each group of PRODUCTS during any twelve (12) months period for delivery in the same twelve (12) months period for EV3 to reach, starting from the FIRST APPROVAL DATE;

        1.5    "CLINICAL TEST" shall mean: any clinical trial, test and/or whatsoever analysis which is required by the Laws, necessary and/or useful for obtaining from FDA and/or any further competent authority of the TERRITORY the approval to the placement on the market and the REGISTRATION of the PRODUCTS in the TERRITORY;

        1.6    "EFFECTIVE DATE" shall mean: the date of signature of the AGREEMENT by the latter PARTY hereto;

        1.7    "FDA" shall mean: the United States Food and Drug Administration;

        1.8    "FIRST APPROVAL DATE" shall have the meaning set forth by Article 6.3;

        1.9    "FORCE MAJEURE" shall have the meaning set forth by Article 15;

        1.10    "GROSS MARGIN" shall mean: the difference between, the aggregate amount paid by EV3 to INVATEC for purchasing the PRODUCTSand the manufacturing costs incurred into by INVATEC for the PRODUCTS sold to EV3, during any contractual year;

        1.11    "GROSS PROFIT" shall mean: the difference between the aggregate net amounts invoiced by EV3 to its customers on the sales of the PRODUCTS and the aggregate net amounts charged by INVATEC to EV3 for the sale of the PRODUCTS;

        1.12    "INFORMATION" shall mean: any data relating to the PRODUCTS;

        1.13    "INITIAL TERM" shall have the meaning set forth by Article 11.1;

        1.14    "LAWS" shall mean: all the laws, regulations, ordinances and similar legally enforceable requirements applicable in the TERRITORY;

        1.15    "LOSSES" shall have the meaning set forth by Article 8.2;

        1.16    "MINIMUM ANNUAL VOLUME OF PURCHASES" shall mean: the minimum volume of orders per each group of PRODUCTS that EV3 must place during any twelve (12) months period for delivery in the same twelve (12) months period, starting from the FIRST APPROVAL DATE;

        1.17    "MINIMUM EV3 STAFF" shall have the meaning set forth by Article 6.5;

        1.18    "OVERLAPPING PRODUCTS" shall mean: PRODUCTS manufactured by INVATEC which are similar to those PRODUCTS which are already manufactured and/or sold also by EV3 under its own brand name at the effective date of this Distribution AGREEMENT;

        1.19    "PARTIES" shall mean: INVATEC and EV3;

        1.20    "PRICE-LIST" shall have the meaning set forth by Article 5.6;

        1.21    "PRODUCT" shall mean: any endovascular and cardiology device manufactured by INVATEC, with the sole exclusion of OEM PRODUCTS. The PARTIES expressly agree that this AGREEMENT is to be considered automatically extended to any new cardiology and endovascular device which INVATEC may design, develop and launch after the Effective Date. The list of the PRODUCTS currently manufactured by INVATEC is shown in Exhibit 1;

        1.22    "REGISTRATION" shall mean: the necessary authorizations for placement on the market, marketing, distribution and sale in the TERRITORY of the PRODUCTS granted by any competent authorities of the TERRITORY, including, without limitation, the FDA;

        1.23    "RENEWED TERM" shall mean: both the FIRST RENEWED TERM and any Successive RENEWED TERMS of expiration of the AGREEMENT in case of renewal pursuant to Article 11.1;

        1.24    "ROLLING FORECAST" shall have the meaning set forth by Article 12.2;

        1.25    "SIGN UP FEE" shall have the meaning set forth by Article 2.5;

        1.26    "SPECIFICATION" shall have the meaning set forth by Article 7.1;

        1.27    "TERM" shall mean: the time period commencing on the Effective Date and expiring on the date of expiration or termination as provided for in the AGREEMENT;

        1.28    "TERRITORY" shall mean: the TERRITORY of the United States of America and Puerto Rico;

        1.29    "TRADEMARKS" shall mean: all INVATEC's proprietary TRADEMARKS to be used for the REGISTRATIONS.

ARTICLE 1. APPOINTMENT OF EV3 AND GENERAL UNDERTAKINGS OF EV3.

        2.1    INVATEC hereby appoints EV3 and EV3 hereby accepts appointment as its exclusive distributor of the PRODUCTS in the TERRITORY. The PARTIES agree that during the continuance of the AGREEMENT, INVATEC shall not appoint any other distributor for the distribution of the PRODUCTS in the TERRITORY, nor distribute or sell the PRODUCTS in the TERRITORY directly or through its AFFILIATES.

        2.2    INVATEC will retain all distribution rights in the TERRITORY for any product other than the PRODUCTS.

        2.3    EV3 undertakes the following obligations vis-à-vis INVATEC:

  (i)
  EV3 will actively promote, distribute and sell the PRODUCTS in the TERRITORY to the best of its capability and exercising at least the same level of diligence and efforts it exercises for the marketing and distribution of its own PRODUCTS and in accordance with and subject to the terms of this AGREEMENT. EV3 shall not, either directly or indirectly, and shall cause its AFFILIATES not to, (nor assist any third party in) during the Term of this AGREEMENT, either directly or indirectly, design, develop, register, launch, market, sell, promote or distribute, in the TERRITORY, PRODUCTS which are similar in nature to or which in the reasonable judgment of INVATEC compete with the PRODUCTS, with the exception of the PRODUCTS which are manufactured and/or sold by EV3 listed in Exhibit 2;

  (ii)
  EV3 shall during the continuance of this AGREEMENT diligently and faithfully serve INVATEC as its distributor in the TERRITORY and shall use its best endeavours to improve the goodwill of INVATEC in the TERRITORY and to further increase the sale of the PRODUCTS in the TERRITORY;

  (iii)
  EV3 will ensure that it conforms to the Laws in force in the TERRITORY in relation to the PRODUCTS;

  (iv)
  EV3 undertakes to store the PRODUCTS under conditions that will prevent deterioration and also (on the instructions of INVATEC) to store particular PRODUCTS under such special conditions as may be appropriate to their requirements. Where EV3 is responsible for clearing goods through customs and other import formalities into the TERRITORY it shall exercise its best endeavours to ensure that during such clearance the goods are stored as aforesaid. EV3 agrees to allow INVATEC or its authorised representatives to inspect the PRODUCTS when in storage under the control of EV3 from time to time upon reasonable notice;

  (v)
  EV3 undertakes not to, either directly or indirectly, copy, produce, make, modify or manufacture or assist in any way any other party to copy, produce, make, modify or manufacture the PRODUCTS or any part thereof for use, sale or any other purpose.

        2.4    EV3 shall not, and EV3 shall cause its AFFILIATES, not to (i) solicit orders for the sale of PRODUCTS to any existing or prospective customer outside the TERRITORY, (ii) deliver, tender or sell (or cause to be delivered, tendered or sold) any Product outside the TERRITORY, or (iii) sell any PRODUCT to, or solicit any sales from, a customer if EV3 knows or has reason to know that such customer intends to resell the PRODUCTS outside of the TERRITORY.

        2.5    Upon execution of this AGREEMENT EV3 shall pay to INVATEC a sign up fee of USD 5 million (the "Sign Up Fee") which shall only be recoverable in payment pro rata of 10% of any amount due by EV3 to INVATEC for PRODUCTS purchased during the Initial Term of this AGREEMENT. Amounts of the Sign Up Fee not recovered by EV3 during the INITIAL TERM shall only be payable to EV3 by INVATECin case of (i) termination of this AGREEMENT for default of INVATEC; or (ii) no registration of any of the PRODUCTS is obtained; within two (2) years from the Effective Date or all of the REGISTRATIONS obtained are cancelled by FDA or any other competent authority, provided that failure in obtaining the REGISTRATIONS or the cancellation of the REGISTRATIONS, as the case may be, are not attributable to EV3.

ARTICLE 3. CLINICAL TESTS AND REGISTRATIONS.

        3.1    EV3 undertakes to carry out at its own expense all CLINICAL TESTS and all studies necessary for marketing purposes.

        3.2    EV3 shall, pursuant to the Laws, apply to FDA and/or to any further competent authority in the TERRITORY for the REGISTRATION on behalf of and under the name of INVATEC, provided that INVATEC has presented proper documentation for such application.

        For the purpose of obtaining the REGISTRATION of the PRODUCTS, INVATEC will provide EV3 with all the INFORMATION, documentation and assistance needed in relation to the REGISTRATION process.

        Within thirty (30) days from receipt from INVATEC of the INFORMATION and documentation needed for the REGISTRATION, EV3 shall submit to the FDA and/or any other competent authority in the TERRITORY any applications aimed at obtaining the REGISTRATION of the PRODUCTS in the TERRITORY.

        3.3    Until the REGISTRATION is granted, EV3 will maintain the overall responsibility for the REGISTRATION process and will be the leading interface with the regulatory authorities. It is also agreed that INVATEC and EV3 will co-operate and support each other on technical and regulatory issues and that EV3 will keep INVATEC constantly informed on the relevant REGISTRATION activities. INVATECwill retain in any event the ultimate control of any strategic decision regarding the PRODUCT REGISTRATION strategy.

        3.4    EV3 shall notify INVATEC within one (1) days of any technical complaints that EV3 received from FDA or any other competent authority, in sufficient detail to allow INVATEC to comply with any and all applicable Laws. EV3 shall also advise INVATEC of any regulatory action (e.g. request of INFORMATION on the PRODUCTS, proposed changes in labelling, packaging, storage conditions, and recalls) which would affect the PRODUCTS in the TERRITORY.

        3.5    INVATEC will provide EV3 with the INFORMATION required by any competent authority for the successful outcome of the REGISTRATION process. EV3 acknowledges that INVATEC has exclusive ownership title to the INFORMATION. INVATEC grants to EV3, for the Term of the AGREEMENT, free of charge, the right to use and cite the INFORMATION for the purpose of the successful outcome of the REGISTRATION process. EV3 shall identify INVATEC as the owner of all INFORMATION filed in connection with the aforementioned REGISTRATION.

        3.6    EV3 shall not make any changes to the INFORMATION without the prior written consent of INVATEC. EV3 shall not make any statement and representation in its promotional materials or otherwise with respect to the PRODUCTS that are inconsistent with the INFORMATION.

        3.7    All relevant costs, including without limitation expenses, levies, fees, charges, for all CLINICAL TESTS and for the REGISTRATION of the PRODUCTS will be borne by EV3. In the event of early termination of the AGREEMENT due to the infringement by

INVATEC of the obligations provided for by the AGREEMENT, INVATEC undertakes to reimburse to EV3 the amount of the expenses (with the exception of internal expenses, e.g. own personnel cost, etc.) incurred for performing the CLINICAL TESTS that were strictly requested for obtaining from FDA and/or any other competent authority in the TERRITORY the REGISTRATION of the PRODUCTS, which exceeds the amount of the aggregate GROSS-PROFIT earned by EV3 by selling the PRODUCTS by the date the termination becomes effective.

        3.8    All experimental protocols, studies and documents that EV3 intends to submit to FDA and/or any other competent authority for the purpose of obtaining any necessary REGISTRATION for the PRODUCTS shall have to be approved in writing in advance by INVATECbefore submittal.

        3.9    The PARTIES shall keep each other informed in advance of any scheduled meetings or discussions with FDA and/or any other competent authority in the TERRITORY that involve the safety profile of PRODUCTS.

        3.10    The parties recognize that new market requirements may emerge upon the introduction of any of the PRODUCTS into the U.S. market, or after such introduction, that may require some alterations to the PRODUCT(S) and in such cases, the parties agree to discuss in good faith the appropriate action(s) needed to ensure market acceptance, and to renegotiate in good faith any terms of the AGREEMENTthat a reasonable business person would believe should be modified as a result of such market issues. Failure of INVATEC to implement the necessary corrective action, shall give EV3 the right to terminate the AGREEMENT on 180 days notice, and in such case EV3 shall not be liable to INVATEC for any penalties or damages under this AGREEMENT, and INVATEC shall refund to EV3 any balance not yet credited for the Sign-Up Fee, as well as all external costs incurred in designing and conducting CLINICAL TESTS with the limits identified in art. 3.7 above.

ARTICLE 4. TRADEMARKS, LABELS AND OTHER INTELLECTUAL PROPERTY.

        4.1    All TRADEMARKS are the exclusive property of INVATEC.

        4.2    During the Term of this AGREEMENT, and subject to the terms and conditions herein, INVATEC hereby grants to EV3 an exclusive, royalty free, non transferable, licence to use the TRADEMARKS on the PRODUCTS for relevant distribution in the TERRITORY. Such licence will expire automatically, without any prior written notice from INVATEC, upon the termination or expiration of the AGREEMENT for any reason.

        4.3    The TRADEMARKS shall not be used in any manner liable to invalidate the registration thereof and the right to use the TRADEMARKS in connection with the appropriate PRODUCTS is only granted to the extent that INVATEC is able to do so without endangering the validity of the registration.

        4.4    EV3 undertakes not to apply the TRADEMARKS to any item which is not one of the PRODUCTS nor to distribute or sell any such items with the TRADEMARKS so applied or to engage in any other practice or activity likely to mislead potential purchasers into believing that an item is one of the PRODUCTS when in fact it is not.

        4.5    All PRODUCTS shall be sold under the co-brand of both INVATEC and EV3, provided that the co-brand includes with the same prominence the logo and any detail of both the PARTIES.

        4.6    On all PRODUCTS, containers, advertisements and technical literature for the PRODUCTS the symbol ® shall be used in conjunction with the registered TRADEMARKS or "TM" in conjunction with any Trade Mark applications. All representations of the TRADEMARKS which EV3 intends to use shall first be submitted to INVATEC for approval in writing.

        4.7    EV3 undertakes to send INVATEC prior to the use of any TRADEMARKS or brand names a sample of each letter-head, invoice, price-list, label, brochure and all other advertising material displaying such TRADEMARKS or trade or brand name and only to use items of such printed materials the proofs for which have received in each case the express and specific prior approval of INVATEC.

        4.8    Each parry shall promptly give notice in writing to the other in the event that it becomes aware of:

  (i)
  any infringement or suspected infringement by any third party within the TERRITORY of the TRADEMARKS, any patent or patent application, or any other intellectual property rights of INVATEC in or relating to the PRODUCTS; and

  (ii)
  any claim or alleged claim that the PRODUCTS sold by EV3 hereunder or that the TRADEMARKS or trade names or know-how, packaging features or leaflets used by EV3 on or in connection with the PRODUCTS, or any patent or patent application under which the PRODUCTS are manufactured, used or sold, infringes any intellectual property rights of any third party or constitutes an act of unfair competition or parasitism, or any action commenced by a third party in which the declaration of invalidity of any TRADEMARK and/or any patent application under which the PRODUCTS are manufactured, used or sold, is sought, which affect or may affect INVATEC's and/or EV3's interests.

        4.9    INVATEC shall have the right, in its sole discretion, to bring, defend, control and/or direct, in its own name, any legal proceeding, or other action, including any settlement or negotiation, with respect to the matters described in this Article 4 involving its interests for its own benefit. EV3 shall provide INVATEC with any reasonable support and INFORMATION as INVATEC may request in relation to any such legal proceeding, settlement or negotiation.

        4.10    At the request of INVATEC, EV3 shall take part in or give assistance in respect of any legal proceedings and execute any document and do any things reasonably necessary to protect INVATEC's intellectual and industrial property rights (including without limitation the TRADEMARKS) in the TERRITORY. Any relevant cost and expense, including legal fees, related to EV3's assistance will be sustained by EV3.

        4.11    The PARTIES agree to consult each other upon request but, in general, not less frequently than annually, on the need for changes in labelling of the product INFORMATION supplied to end users, the medical professional or patients.

        4.12    EV3 undertakes that following expiration and/or termination for any reason of the AGREEMENT, it will have no further rights to use and will refrain from further use of TRADEMARKS or of any designs or packaging typical of PRODUCTS.

        EV3 undertakes as well that, in any case of expiration and/or termination may occur, it will not use any marks which are so similar to TRADEMARKS in respect of appearance or meaning that confusion could arise in practice.

        4.13    EV3 agrees to take on the responsibility and cost of securing clearance opinions as EV3 in its sole discretion deems to be advisable for introduction and sale of any and all PRODUCT(S) in the TERRITORY, provided however, that in the event EV3 is unable to secure a satisfactory clearance opinion upon which it can reasonably rely for any PRODUCT, EV3 may decide in its sole discretion that it will not introduce that affected PRODUCT, and the parties will reduce the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES and the MINIMUM ANNUAL VOLUME OF PURCHASES accordingly, provided that should the number of PRODUCTS or the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASESbe, as a result of this decision not to introduce the affected PRODUCT(S), reduced by at least 2/3, INVATEC shall have the right to terminate this AGREEMENT upon 6 month notice in writing.

ARTICLE 5. ORDERS, DELIVERY AND PAYMENTS.

        5.1    INVATEC shall supply EV3 with the PRODUCTS. EV3 shall purchase the PRODUCTS exclusively from INVATEC, or its AFFILIATES, designated by INVATEC and shall not, under any circumstances, purchase any product which is similar in nature to or which competes with the PRODUCTS from any company other than INVATEC or its AFFILIATES.

        5.2    Orders shall be in writing, or if made verbally have to be confirmed in writing by EV3 within forty-eight (48) hours. Otherwise verbally made orders will be considered as not placed by EV3. Under no circumstances, an order shall bind INVATEC unless it is accepted in writing by INVATEC. Notwithstanding the above, it is agreed that orders which are not rejected by INVATEC within five (5) Italian business days from the receipt will be deemed to have been accepted by INVATEC.

        Orders shall be for delivery in not less than sixty (60) days.

        5.3    INVATEC reserves the right to reject in whole or in part the ROLLING FORECASTS pursuant to Article 12.2 below and/or any order without any liability to EV3. It is agreed however that INVATEC may not reject ROLLING FORECASTS and orders which do not exceed the ANNUAL TARGETS and that comply with the provisions of Article 12.2 below and that INVATEC may reject orders only for justifiable business reasons (including insufficient production capacity and overstock by EV3).

        5.4    In case of any discrepancy between the order and INVATEC's order confirmation, the latter will prevail, unless EV3 contests it in writing within forty eight (48) hours upon receipt of order confirmation.

        5.5    PRODUCTS will be delivered to EV3 Ex Works INVATEC's premises in Roncadelle (Brescia), Italy (as defined in INCOTERMS 2000) where delivery shall take place. INVATEC shall give EV3 notice of the date on which the PRODUCTS are to be delivered. All dates for delivery of the PRODUCTS are given by INVATEC in good faith but are only estimates and INVATEC shall not be liable for any failure to deliver on the date so given. Collection and transport of the PRODUCTS shall be effected by EV3 on its own responsibility and its own expense. All risks shall pass to EV3 on the date of the delivery of the PRODUCTS under the terms of this Article.

        5.6    Subject to Article 5.7 below, unless otherwise agreed upon between the PARTIES in writing, during the first three contractual years, purchases by EV3 from INVATEC and sales by INVATEC to EV3 shall be made on the basis of the price-list (hereinafter, the "PRICE-LIST") agreed by the PARTIES per group of PRODUCTS and attached hereto as Exhibit 3.

        All prices for the purchase of the PRODUCTS will be in Euro. It is understood that payments shall remain in Euros throughout the term of the AGREEMENT, unless the Euro ceases to be the primary legal tender in Europe, in which case the payments under this AGREEMENT will be made in the new primary European currency.

        5.7    Not later than one hundred and twenty (120) days before the expiration of the INITIAL TERM or of any RENEWED TERM of the AGREEMENT the PARTIES shall meet for negotiating in good faith the new PRICE-LIST applicable to the following contractual periods.

        Should the PARTIES fail to agree on the new PRICE-LIST not later than ninety (90) days before the expiration of the AGREEMENT, INVATEC has the right to immediately terminate the AGREEMENT upon written notice of termination to EV3. Otherwise, the PRICE-LIST in force at the expiring date will be applied to the RENEWED TERM as increased by 10 (ten) per cent.

        5.8    The prices are given in Euro, for delivery Ex Works (as defined in INCOTERMS 2000). The term "unit price" in the PRICE-LIST means the price for one item.

        5.9    Unless otherwise agreed upon in writing, all payments of EV3 to INVATEC shall be made within thirty (30) days from the date of invoice. Late payments shall bear an interest calculated at 15% per annum. Late payment shall entitle INVATEC to cancel orders, although confirmed. The right of EV3 to retain payment in total or in part and/or to set-off against any claims shall be excluded.

ARTICLE 6. MINIMUM ANNUAL, VOLUME OF PURCHASES, ANNUAL TARGETS AND MINIMUM EV3 STAFF.

        6.1    Subject to Section 4.13 above, during the TERM of this AGREEMENT, EV3 undertakes and guarantees to INVATEC to achieve the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES and the MINIMUM ANNUAL VOLUME OF PURCHASES agreed upon by the PARTIES as to any and all groups of PRODUCTS as indicated in Exhibit 4 (in relation with the INITIAL TERM) as possibly modified from time to time by AGREEMENTof both PARTIES.

        6.2    EV3 shall use its best endeavours to achieve the ANNUAL TARGETS agreed by the PARTIES and indicated in Exhibit 5. Should EV3 fail to achieve the ANNUAL TARGETS in any year of the Term of this AGREEMENT, INVATEC may increase the prices of the PRODUCTS pursuant to the PRICE LIST by 5% upon notice in writing to EV3.

        6.3    It is agreed that the obligations set hereinabove under Articles 6.1 and 6.2 will become effective from the date of first approval for one or more of the PRODUCTS (the "FIRST APPROVAL DATE").

        6.4    Not later than one hundred and eighty (180) days prior the expiration of the AGREEMENT the PARTIES shall meet for negotiating the MINIMUM ANNUAL VOLUME OF PURCHASES and the ANNUAL TARGETS to be reached by EV3 over the following contractual years. Should the PARTIES be unable to find an AGREEMENT on the MINIMUM ANNUAL VOLUME OF PURCHASES and the ANNUAL TARGETS not later than one hundred and twenty (120) days before the expiration of the AGREEMENT, INVATEC shall have the right to terminate the AGREEMENT upon ninety (90) days written notice to be sent to EV3 within the following thirty (30) days. Otherwise, the MINIMUM ANNUAL VOLUME OF PURCHASES and the ANNUAL TARGETS in force on the expiring date will be applied to the RENEWED TERM as increased by 20 (twenty) per cent.

        6.5    For the purpose of distributing the PRODUCTS in the TERRITORY and achieving the MINIMUM ANNUAL VOLUME OF PURCHASES and the ANNUAL TARGETS, EV3 undertakes to employ and maintain employed during the continuance of the AGREEMENT a minimum staff of sales representatives (hereinafter, the Minimum EV3 Staff) in the activities of promoting, distributing and selling the PRODUCTS in the TERRITORY. The PARTIES agree that for the purposes of complying with the minimum staff obligation EV3 shall:

  (i)
  employ at least n. [***] sales representatives by the end of January 2005 and maintain them employed till the end of January 2006;

  (ii)
  employ at least n. [***] sales representatives by the end of January 2006 and maintain them employed during the continuance of the AGREEMENT.

        6.6    It is agreed that the sales representatives employed by EV3 as the Minimum EV3 Staff may also promote and sell EV3 PRODUCTS.

        6.7    Within the end of January of any year, EV3 will provide INVATEC with the list of the sales representatives composing the Minimum EV3 Staff. The PARTIES agree that the list of the sales representatives composing the Minimum EV3 Staff is to be considered confidential and will be subject to the confidentiality regime set under Article 13.3 and 13.4 hereunder. INVATEC undertakes that for a period of one (1) year after the expiration/termination of the AGREEMENT it will not solicit and effect the hiring of more than 30% of the sales representatives employed by EV3 as the Minimum EV3 Staff during the last year of effectiveness of the AGREEMENT.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 7. SPECIFICATIONS.

        7.1    INVATEC warrants to EV3 that the PRODUCTS sold hereunder will meet the specifications which are set out in Exhibit 6 (the "SPECIFICATIONS"). Any claim concerning the non-compliance of the PRODUCTS with the SPECIFICATIONS, shall be raised by EV3 within ninety (90) days of the sale of the PRODUCTS by EV3 to customers.

        7.2    In the event of any breach of this warranty, EV3 shall have the exclusive right to require INVATEC, within the abovementioned term, to replace the defective PRODUCTS at INVATEC's full cost with no right of EV3 of claiming from INVATEC any further damages of any nature.

ARTICLE 8. LIABILITIES.

        8.1    EV3 shall bear full liability for the promotion, distribution and sale of the PRODUCTS in the TERRITORY and for its other activities related hereto, as well as for complying with the Laws relating to the REGISTRATION, import, handling, and/or use of the PRODUCTS in the TERRITORY.

        8.2    INVATEC shall not be responsible for any damages, claims or losses that EV3 or third parties may suffer by reason of the activities mentioned in Article 8.1 or by reason of acts, omissions or negligence on the part of EV3 or its employees or agents with regard to such activities and EV3 shall indemnify and hold INVATEC harmless from and against any and all claims, causes of action, demands, losses, liabilities, fines, penalties, costs or expenses of any kind, including without limitation, reasonable attorney and consultant fees and expenses (hereinafter, collectively "LOSSES"), which may arise out of or be attributable to EV3's activities or to acts, omissions or negligence of any EV3's employees or agents with regard to such activities.

        8.3    In any event, in case of claims, included without limitation claims for infringement of TRADEMARKS or patents in tort and product liability and whatsoever, arising, connected and/or related to the manufacturing, placement on the market, distribution, use, sale and/or other disposal of any Product in the TERRITORY, lodged by any third party against INVATEC and/or EV3, EV3 undertakes to:

  (i)
  if so requested by INVATEC, arrange and/or cooperate for the preparation of INVATEC's defense in the relevant proceedings;

  (ii)
  if so requested by INVATEC, participate to the proceedings at its own expenses for the purpose of supporting INVATEC's defense.

        8.4    Subject to article 8.6 below, any and all costs (including legal fees) which shall be incurred by INVATEC and/or EV3 for defending any claim and/or legal action filed against INVATEC and/or EV3 as provided for in this article 8.4 shall be exclusively borne by EV3.

        8.5    Subject to article 8.6 below, EV3 undertakes to indemnify and hold INVATEC harmless from and against any costs and/or losses which INVATEC may incur as a result of claims and legal actions filed against INVATEC and/or EV3 as provided for in article 8.3 for any amount exceeding INVATEC's aggregate GROSS MARGIN realized on the PRODUCTS distributed in the TERRITORY as of the date the cost or loss is incurred.

        8.6    EV3 reserves the right:

  (i)
  in case of claim or legal action from any third party alleging the infringement of a patent by any of the PRODUCTS to propose to INVATEC to cease the sale and distribution of the relevant PRODUCT in the TERRITORY; and/or

  (ii)
  in case of a claim or legal action from any third party alleging the infringement of a patent by any of the PRODUCTS, to offer to INVATEC to settle such claim or legal action against payment by EV3 to such third party of a settlement amount;

  (iii)
  in case of a claim or legal action from a third party for product liability generated by a default in the design and/or quality of a PRODUCT, to offer to INVATEC to settle such claim or legal action against payment by EV3 to such third party of a settlement amount.

        Should INVATEC approve the proposal/offer of EV3 under point (i) above the MINIMUM ANNUAL VOLUME OF PURCHASES and the ANNUAL TARGETS will be accordingly reduced in relation with the relevant PRODUCT.

        Should INVATEC reject the proposal/offer of EV3 under points (i), (ii), or (iii) above in the case the claim/legal action is allowed by the competent court or arbitration body, any and all costs (including legal fees) sustained for defending the relevant claim and/or legal action and any and all costs or losses incurred as a result of the relevant judgment or award shall be exclusively borne by INVATEC.

ARTICLE 9. REPORTING OF ADVERSE EVENTS, RECALLS AND INSURANCE.

        9.1    EV3 will notify INVATEC within one (1) day of any adverse events related and/or connected to the promotion, distribution and/or sale of the PRODUCTS in the TERRITORY which come to EV3's or any EV3's representative notice and will take any temporary appropriate action to protect INVATEC's interests.

        9.2    In the event that FDA and/or any other competent authority in the TERRITORY order a recall or take any other action in connection with the PRODUCTS, EV3 shall notify INVATEC with accurate and detailed INFORMATION within one (1) day. The PARTIES will agree on an appropriate course of action to be taken in the circumstances, provided that any ultimate decision will be the responsibility of INVATEC. Should EV3 not comply with the instructions of recall provided by INVATEC nor be available to agree with INVATEC the course of action to be taken and provided that INVATEC's instructions are not in contrast with the laws nor with the regulations and/or requirements of the FDA or any other competent authority in the TERRITORY, EV3 will solely be liable for any damages suffered or to be suffered which may be claimed by any third party in relation to the distribution and/or sale of the PRODUCTS and in any event it will indemnify and hold INVATEC harmless from and against any losses which INVATEC may incur. In the event any governmental or other regulatory body orders a recall or take guy other action in connection with the PRODUCTS outside the TERRITORY, INVATEC shall notify EV3 of such action within three (3) working days, such notification to include a description and reasons for the action ordered or taken.

        9.3    EV3 shall take out a suitable insurance policy with a leading insurance company to cover product liability. The policy shall also indicate INVATEC as the insured party. The sum insured shall not be less than $2,000,000 and $5,000,000 for a single person and the aggregate per incident, respectively. EV3 shall send a copy of the policy to INVATEC together with a copy of the documents relating to payment of the premium instalments.

ARTICLE 10. OBLIGATIONS OF THE PARTIES.

        10.1    EV3 undertakes to:

  (i)
  create and maintain at all times during the term of this AGREEMENT a stock of the PRODUCTS adequate to meet the demand of customers in the TERRITORY for at least three (3) months;

  (ii)
  carry out its duties and obligations as distributor and to sell the PRODUCTS in a manner which shall not violate relevant applicable Laws, particularly those related to marketing of medical devices and to the communication of scientific INFORMATION to medical professionals;

  (iii)
  give access to INVATEC to its premises at any time during business hours to inspect the stock of the PRODUCTS upon three (3) days notice;

  (iv)
  submit to INVATEC for INVATEC's prior approval, the concept of the brochures and marketing materials related to the PRODUCTS, provided however that such approval shall be deemed granted if INVATEC raises no objection within fifteen (15) days of receipt thereof. Such approval may only be withheld due to scientific, technical, clinical and regulatory reasons or other reasons of similar importance;

  (v)
  inform in advance INVATEC of any distribution, partnership, joint venture and any other commercial AGREEMENT which it intends to enter into and which may concern and/or relate to PRODUCTS similar in nature and/or competing with the PRODUCTS.

  (vi)
  abstain from entering into any of the AGREEMENTs listed in point (v) above in case INVATEC determines in its reasonable discretion that the result of these AGREEMENTs would be EV3 cooperating in the sale manufacturing or design of PRODUCTS competing with the PRODUCTS.

        10.2    INVATEC undertakes to:

  (i)
  carry out its duties and obligations and to sell the PRODUCTS to EV3 in a manner which shall not violate relevant applicable laws or regulations;

  (ii)
  co-operate and support EV3 in its distribution activities in the TERRITORY and provide EV3 with all the INFORMATION, including scientific INFORMATION, needed to promote and sell the PRODUCTS in the TERRITORY;

  (iii)
  create and maintain at all times during the term of this AGREEMENT a stock of the PRODUCTS adequate to meet the demand of EV3 as expressed in the forecasts mentioned in Article 12.2.

ARTICLE 11. TERM OF AGREEMENT.

        11.1    The AGREEMENT shall come into force at the Effective Date and shall expire after three years from the First Approval Date (the "INITIAL TERM"). At the end of the INITIAL TERM the AGREEMENT shall be automatically renewed for a successive period of two years (the FIRST RENEWED TERM) provided that EV3 has met the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES and the MINIMUM ANNUAL VOLUME OF PURCHASES in relation with at least 66% of all the groups of PRODUCTS in the course of any and all contractual years.

        At the end of the FIRST RENEWED TERM the AGREEMENT shall be automatically renewed for successive periods of two (2) years each (the SUCCESSIVE RENEWED TERMS) provided that:

  (i)
  neither party serves a written notice of non renewal to the other at least twelve (12) months prior to the expiring date; and

  (ii)
  EV'3 has met the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES and the MINIMUM ANNUAL VOLUME OF PURCHASES in relation with at least 66% of all the groups of PRODUCTS during the course of any and all years of the relevant RENEWED TERM.

        11.2    The provisions contained in Article 13 (CONFIDENTIALITY) and Article 16 (OBLIGATIONS OF EV3 UPON TERMINATION OF THE AGREEMENT) will survive the termination or the expiry of the AGREEMENT.

ARTICLE 12. REPORTS.

        12.1    EV3 agrees to submit to INVATEC once per quarter, INFORMATION regarding sales and inventory of the PRODUCTS as well as its sales activities in the TERRITORY. EV3 also agrees (i) to submit in the beginning of the 4th quarter of each calendar year INFORMATION on the sales and marketing of the PRODUCTS in the TERRITORY during the preceding contractual year; and (ii) to promptly notify INVATEC in writing of changes in Laws in the TERRITORY which may affect the import, marketing and/or sale of the PRODUCTS in the TERRITORY.

        12.2    In order to enable INVATEC to plan its supply of PRODUCTS to EV3, by the end of each quarter EV3 shall provide INVATEC with a quarterly rolling twelve (12) months forecast (the "ROLLING FORECAST") of its purchase requirements for the PRODUCTS, split on a quarterly basis. Once approved by INVATEC pursuant to Article 5.3 above the ROLLING FORECAST shall be binding as to quantities expressed for the incoming quarter and subject to review by EV3 on a quarterly basis provided that quantities expressed in the revised ROLLING FORECASTS shall not be adjusted by EV3 in excess of:

  (i)
  10% in relation with the following second quarter;

  (ii)
  20% in relation with the following third quarter, and

  (iii)
  30% in relation with the following fourth quarter.

ARTICLE 13. CONFIDENTIALITY.

        13.1    The PARTIES agree that all rights to the INFORMATION are reserved to INVATEC and EV3 shall use the INFORMATION only for the purpose of exploiting its rights and fulfilling its obligations under this AGREEMENT.

        13.2    EV3 undertakes to keep confidential and not to disclose to any third party the INFORMATION or any other trade secrets of INVATEC which might be disclosed to EV3 in connection with the AGREEMENT, unless INVATEC's prior written consent has been obtained.

        The above confidentiality provisions shall not apply to INFORMATION which:

  (i)
  was available to the public at the time of disclosure hereunder, as evidenced by suitable published documents;

  (ii)
  became of public domain after disclosure hereunder, without any fault of EV3;

  (iii)
  was probably in EV3's lawful possession prior to the disclosure hereunder and not acquired directly or indirectly from INVATEC, such prior possession to be evidenced by authenticated documentation;

  (iv)
  was lawfully received by EV3 after disclosure hereunder from a third party who did not acquire the INFORMATION either directly or indirectly from INVATEC and has the right to disclose such INFORMATION to EV3.

  (v)
  is independently developed by EV3 without use of the INFORMATION.

        13.3    INVATEC undertakes to keep confidential and not to disclose to any third party any confidential INFORMATION or any other trade secrets of EV3 which might be disclosed to INVATEC in connection with the AGREEMENT, unless EV3's prior written consent has been obtained.

        The above confidentiality provisions shall not apply to INFORMATION which:

  (i)
  was available to the public at the time of disclosure hereunder, as evidenced by suitable published documents;

  (ii)
  became of public domain after disclosure hereunder, without any fault of INVATEC;

  (iii)
  was probably in INVATEC's lawful possession prior to the disclosure hereunder and not acquired directly or indirectly from EV3, such prior possession to be evidenced by authenticated documentation;

  (iv)
  was lawfully received by INVATEC after disclosure hereunder from a third party who did not acquire the INFORMATION either directly or indirectly from EV3 and has the right to disclose such INFORMATION to INVATEC.

  (v)
  is independently developed by INVATEC without use of EV3's confidential or proprietary INFORMATION

        13.4    The confidentiality obligations under this Article 13 shall also extend to the content of this AGREEMENT and shall expressly survive the termination or expiration of the AGREEMENT and remain in effect for five (5) years after said termination or expiration.

ARTICLE 14. RIGHT TO EARLY TERMINATION.

        14.1    Each PARTY hereto shall have the right, without prejudice to any other rights provided by law, to terminate the AGREEMENT by giving written notice to the other PARTY if any of the following events occur:

  (i)
  no REGISTRATION of any of the PRODUCTS in the TERRITORY under the Laws is obtained within two (2) years from the Effective Date, or is cancelled with regard to import, marketing, distribution, sale or use of the PRODUCTS in the TERRITORY for any reason;

  (ii)
  any of the PARTIES become insolvent, is adjudicated bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or alike) in bankruptcy appointed over its business, property or assets, or a PARTY becomes the subject of liquidation or dissolution or involuntary bankrupt proceedings or otherwise discontinuous business;

  (iii)
  any of the PARTIES materially breaches any provision of the AGREEMENT and to the extent such breach is capable of being cured fails to fully cure such breach within forty-five (45) days of receipt of written notice from the PARTY asserting the breach.

        14.2    INVATEC will have the right, without prejudice to any other rights provided by law, to immediately terminate the AGREEMENTby giving written notice to EV3 if any of the following events occur;

  (i)
  any business entity which is a competitor of INVATEC acquires a shareholding which exceeds 49% of the entire issued voting share capital in EV3, or in any company which owns or controls EV3. EV3 shall promptly notify INVATEC of any such acquisition prior to the time of its actual occurrence;

  (ii)
  EV3 fails to achieve the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES or achieves the MINIMUM ANNUAL VOLUME OF PURCHASES in relation with less than 66% of the groups of PRODUCTS for any contractual year;

  (iii)
  EV3 materially breaches any of its obligations under Articles 2.3(i), 2.3(iii), 2.3(v), 2.4, 3.6, 4.4, 4.5, 5.1, 6.5, 8.3, 9.2, 9.3, l0.l(iv), l0.1(v), l0.l(vi), 13.2 and 18.

        14.3    The termination of this AGREEMENT by either PARTY pursuant to Article 14.1 and 14.2 of this Article shall operate, as soon as the other PARTY receives notice of termination.

        14.4    EV3 shall be entitled to terminate this AGREEMENT upon six (6) month notice in writing to INVATEC should its Gross Profit reduce any lower than 30% as a result of the price increase of the PRODUCTS possibly imposed by INVATEC pursuant to Article 6.2 above, provided that INVATEC has received prior notice in writing from EV3 of such GROSS PROFIT reduction and declined to reduce the price of the PRODUCTS to reinstate such minimum 30% GROSS PROFIT.

ARTICLE 15. FORCE MAJEURE.

        15.1    If any party is unable, wholly or in part, by reason of FORCE MAJEURE to carry out any obligations under this AGREEMENT, the obligation shall be suspended so far as it is affected by such Force Majeure during the continuance thereof, but no longer than nine (9) months. The PARTY concerned shall:

  (i)
  give the other PARTY prompt notice of such FORCE MAJEURE with reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform or be delayed in performing such obligation;

  (ii)
  use reasonable diligence to remove such FORCE MAJEURE or its effects as quickly as possible.

        15.2.    For the purpose of this section "FORCE MAJEURE" shall mean an act of God, war (declared and undeclared), army mobilization, blockade, revolution, riot, insurrection, civil commotion, sabotage, lightning, fire, earthquake, storm, flood, drought, explosion, strike or other labour unrest, unavailability or inability to obtain or delay in availability of necessary materials, equipment or transport, and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the PARTY affected. If the performance of the AGREEMENT is suspended for reasons of FORCE MAJEURE for more than nine (9) months, then either PARTY may terminate forthwith the AGREEMENT by written notice addressed to the other PARTY. In such event, neither PARTY shall be liable towards the other PARTY by reason of termination of the AGREEMENT.

ARTICLE 16. OBLIGATIONS UPON TERMINATION OF THE AGREEMENT.

        16.1    Without prejudice to any other provision of this AGREEMENT applicable in case of termination and/or expiration of the AGREEMENT, upon termination and/or expiration of the AGREEMENT for whatever causes EV3 irrevocably undertakes to immediately:

  (i)
  transfer to INVATEC without any expense for INVATEC all REGISTRATIONS obtained by EV3 on behalf of INVATEC, provided, however, that if termination occurs during the INITIAL PERIOD and is due to a breach by INVATEC, INVATEC, shall reimburse EV3 for external costs and expenses associated with obtaining the REGISTRATIONS, including the CLINICAL TESTS within the limits quantified in Article 3.7 above;

  (ii)
  transfer to INVATEC without any expense for INVATEC all INFORMATION (including any copies thereof) including all product INFORMATION, documentation concerning clinical trials and tests carried out by EV3 for the purposes of the AGREEMENT;

  (iii)
  transfer to INVATEC without any expense for INVATEC all INFORMATION concerning the customers to whom EV3 sold the PRODUCTS;

  (iv)
  cease to place orders for the PRODUCTS with INVATEC and to promote and sell the PRODUCTS in the TERRITORY;

  (v)
  cease to represent in any manner to whoever that it is the distributor of INVATEC in the TERRITORY;

  (vi)
  return and transfer to INVATEC all catalogues, price lists, sales and technical literature, documents, samples and other materials which may have been provided to EV3 during the Term of the AGREEMENT;

        16.2.    Should EV3, notwithstanding the termination/expiration of the AGREEMENT, continue to hold the REGISTRATIONS and the INFORMATION, as well as not comply with the above provisions, EV3 shall refrain from:

  (i)
  using the INFORMATION in a manner which might be materially prejudicial to the interests of INVATEC;

  (ii)
  applying to obtain an extension of the REGISTRATIONS by mentioning a supplier of the PRODUCTS other than INVATEC or any Affiliate of INVATEC;

  (iii)
  designing, developing, manufacturing, distributing, selling and in any event applying to obtain REGISTRATIONS for PRODUCTS which are similar in nature or which may compete with the PRODUCTS, with the only exclusion of the overlapping PRODUCTS which are manufactured and sold by EV3 listed in Exhibit 2;

  (iv)
  taking any initiative which might prevent INVATEC from using and/or obtaining its own REGISTRATIONS for the PRODUCTS in the TERRITORY.

        16.3    The obligations provided under this Article 16.2 shall expressly survive the termination or expiration of the AGREEMENT and remain in effect for five (5) years after said termination or expiration.

        16.4    Upon and after the effective date of termination or expiration of this AGREEMENT for any cause, EV3 shall deliver to INVATEC an inventory schedule,

schedule of firm orders and schedule of all standing AGREEMENTs to which EV3 is a party.

        INVATEC may either

  (i)
  elect to repurchase or cause to be repurchased from EV3 all or part of the inventory owned by EV3 on the effective date of termination or expiration and if INVATEC exercises this option, EV3 agrees to sell to INVATEC or to the third party which will be indicated by INVATEC all or part of such inventory provided that the PRODUCTS are of good merchantable quality with a remaining sterile shelf-life of minimum 18 months at the price which EV3 has disbursed and paid to INVATEC when EV3 purchased such inventory from INVATEC; or

  (ii)
  consent to EV3 to continue to sell its existing stock of PRODUCTS for a period not exceeding six (6) months after termination of the AGREEMENT.

        16.5    In the event of termination of this AGREEMENT, for any cause, any and all sums owing by EV3 to INVATEC but not yet paid shall automatically and immediately become payable upon the date of such termination.

        16.6    Termination or expiration of this AGREEMENT shall not entitle EV3 to any compensation or indemnity in respect of such termination or expiration. The goodwill in connection with the distribution and sale of the PRODUCTS in the TERRITORY pursuant to this AGREEMENT shall be for the sole and exclusive benefit of INVATEC.

ARTICLE 17. LIQUIDATED DAMAGES.

        17.1    Should INVATEC terminate the AGREEMENT due to EV3's default to its contractual obligations pursuant to Articles 14.1(i) and (iii) and 14.2(iii) or as a result of a change of control of EV3 pursuant to Article 14.2(i), EV3 will be obliged to pay to INVATEC liquidated damages for the amount of USD 15 million upon the date of termination. The PARTIES acknowledge and agree that such amount institutes a fair and reasonable estimate of the costs which would be incurred by INVATEC as a result of the termination of the AGREEMENT for the building up of its own sales force and as a result of the sales which would be missed in the period the sales force is built.

        17.2    Should INVATEC terminate this AGREEMENT pursuant to Article 14.2(ii) above, EV3 will be obliged to pay to INVATECliquidated damages for an amount equal to USD 5 million.

        17.3    Without prejudice to INVATEC's right to early terminate the AGREEMENT pursuant to Article 14.2(ii) above, in case of EV3's failure to achieve the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES, INVATEC will have the option not to terminate the AGREEMENT and claim from EV3 payment of an indemnification amount equal to 80% of the difference between the AGGREGATE MINIMUM ANNUAL VALUE OF PURCHASES and the total purchases of PRODUCTS which have been actually purchased by EV3 during the relevant contractual year.

        17.4    Pursuant to art. 1462 c.c. and without prejudice to EV3's possible right to recover from INVATEC any amount paid in relation with this Article 17, EV3 shall be obliged to effect payment pursuant to Article 17 within ten (10) business days from receipt of INVATEC's written demand terminating this AGREEMENT or claiming the indemnification amounts pursuant to Article 17.2 above as it is the case notwithstanding any exception or opposition EV3 might have and regardless of EV3 filing any dispute in this respect.

ARTICLE 18. GOOD BUSINESS PRACTICE.

        EV3 undertakes and warrants to INVATEC that:

  (i)
  to its knowledge, the laws of the TERRITORY and the laws governing this AGREEMENT do not prohibit the distributor or the principal from entering into this AGREEMENT nor do they render any provision of this AGREEMENT unlawful;

  (ii)
  EV3 will not (in contravention of the Laws or of the laws governing this AGREEMENT) give or agree to give or offer any gift, loan, fee, reward, advantage or other valuable consideration of any kind to government official, customer representatives, or any other persons for the purpose of furthering the sale of the PRODUCTS in the TERRITORY;

  (iii)
  EV3 has no financial or ownership interest, either directly or indirectly, with either government officials, customer representatives, or any other persons who are in a position to benefit from or influence or further the sale of the PRODUCTS in the TERRITORY;

  (iv)
  at any time during the existence of this AGREEMENT EV3 will on request to INVATEC a written confirmation that the undertakings and warranties in clauses 18(i), (ii) and (iii), remain unbreached.

ARTICLE 19. SEVERABILITY.

        If any part, term or provision of the AGREEMENT shall be found illegal under or in conflict with Italian law, the validity of the remaining provisions shall not be affected and a substitute clause be negotiated to preserve as near as possible the original intent of the AGREEMENT.

ARTICLE 20. NO WAIVER OF RIGHTS.

        The failure of either PARTY hereto at any time to enforce any of the terms, provisions or conditions of the AGREEMENT shall not be construed as a waiver of the same or of the right of either PARTY to enforce the same on any subsequent occasion.

ARTICLE 21. ENTIRE AGREEMENT.

        21.1    The making, execution and delivery of the AGREEMENT by INVATEC and by EV3 have been induced by no representations, statements, warranties or AGREEMENTS other than those herein expressed. The AGREEMENT, as executed, constitutes the entire AGREEMENT and understanding on the PRODUCTS between the PARTIES hereto, and except as specifically set forth herein there are no AGREEMENTs, understandings, representations, covenants, warranties or guaranties, written or oral, between the PARTIES, relating to the subject matter of the AGREEMENT. Prior arrangements, AGREEMENTs and understandings, if any, are superseded by this AGREEMENT.

        21.2    It is further understood and agreed that the AGREEMENT may only be amended, modified or supplemented by a written instrument executed by both PARTIES. The PARTIES remedies with respect to the AGREEMENT, whether in contract or otherwise, shall be limited to those expressly set forth in the AGREEMENT.

ARTICLE 22. INTERPRETATION OF THE AGREEMENT.

        22.1    Except as otherwise expressly set forth in this AGREEMENT in order to fulfil the obligation here undertaken in reference to the PRODUCTS, none of the provision of this AGREEMENT shall be construed as granting EV3 any license expressed or implied to use in any manner the TRADEMARKS and or any trade name, patents, know-how, packaging or packaging leaflets covering the PRODUCTS and of which INVATEC is or may become the owner or has or will have the right to use and which relate or will relate to the PRODUCTS.

        22.2    In order to avoid any doubt and notwithstanding the provision contained in this AGREEMENT, the PARTIES hereby declare that nothing in this AGREEMENT shall be construed as granting EV3 any right whatsoever to manufacture the PRODUCTS.

        22.3    Nothing in this AGREEMENT shall create a partnership or joint venture between the PARTIES hereto and save as expressly provided in this AGREEMENT neither PARTY shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or otherwise bind or oblige the other PARTY hereto.

ARTICLE 23. ASSIGNMENT.

        Neither PARTY shall, without the prior written consent of the other PARTY, assign the AGREEMENT or any of the rights hereunder, nor delegate any of the duties or obligations hereunder provided however that INVATEC may at any time assign to any third parties the credits deriving to it from the AGREEMENT.

        Any assignment or delegation in derogation of this provision shall be deemed null or void.

ARTICLE 24. NOTICES.

        All notices to be effective hereunder must be by registered mail, by Federal Express or by fax in writing and, if they are meant for INVATEC, addressed to:

INVATEC S.r.l.	Via Martiri della Liberta, 7 25030 Roncadelle (BS) Italy

	Attn.:	Andrea Venturelli CEO
	Tel:	+39 030 2589331
	Fax	+39 030 2589349
and, if they are meant for EV3, addressed to:	4600 Nathan Lane North Plymouth, Minnesota 55442
	Attn.:	James M. Corbett
With a copy to:	Ms. Cecily Hines, Chief Legal Officer (at the same address)
	Tel:	[•]
	Fax:	[•]

provided also that each PARTY shall promptly notify the other by registered mail of any change of address.

ARTICLE 25. GOVERNING LAW.

        The AGREEMENT shall be governed by and construed and enforced in accordance with the Italian substantive Law and shall bind INVATEC and EV3 as well as their successors in any country of the world.

ARTICLE 26. ARBITRATION.

        The PARTIES shall use their best efforts to amicably settle any dispute which may arise between them in connection with the AGREEMENT.

        Failing an amicable settlement, all disputes under this AGREEMENT shall be submitted to Arbitration according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Frankfurt am Main, Germany and the language of the arbitration shall be English.

INVATEC S.R.L.	EV3 INC.

/s/ ANDREA VENTURELLI Andrea Venturelli President & C.E.O 30/06/2004	/s/ JAMES M. CORBETT James M. Corbett President, CEO

EXHIBIT 1

List of the PRODUCTS (including all Endovascular and Coronary Products) which are manufactured by INVATEC at the time of the EFFECTIVE DATE

PTCA BALLOON CATHETERS

AVION Plus RX—Coronary Angioplasty Catheter

AVION Bifurcation RX2—Coronary Bifurcation Angioplasty Catheter

AVION Plus OTW—Coronary Angioplasty Catheter

PTCA STENT

INVASTENT Volo—Coronary balloon expandable stent-system

TWIN RAIL—Coronary bifurcation stent system

PTA BALLOON CATHETERS

SAILOR Plus—5F Peripheral Angioplasty catheter

SUBMARINE Plus—3.7F Peripheral Angioplasty catheter

AMPHIRION DEEP—2.8F Peripheral Angioplasty catheter

SUBMARINE Rapido—RX Peripheral Angioplasty catheter

WAVE—Dacryocystoplasty catheter

PTA STENTS

INVASTENT Onda—Peripheral, balloon expandable stent-system

MARIS—Peripheral, self expandable stent system

PTCA AND PTA GUIDEWIRES

SKIPPER Coronary—Guide Wire 0.014", 195 cm

SKIPPER Coronary—Guide Wire 0.014", 300cm

SKIPPER Race—Coronary Guide Wire 0.014", 195cm

SKIPPER Race—Coronary Guide Wire 0.014", 300cm

SKIPPER Pass—Peripheral Guide Wire 0.018" 180cm

PROTECTION DEVICE

Mo.Ma—Cerebral Protection Device

ACCESSORIES

DIVER—Multipurpose Back up catheter

DIVER CE—Clot Extraction catheter

EXHIBIT 2

List of the overlapping products which are manufactured and sold by EV3 at the time of the EFFECTIVE DATE

Product Cross Over: Invatec and ev3

Invatec	ev3	Comments
PTA		ev3 does not manufacture or sell PTA product
• Sailor Plus • Submarine Plus • Submarine Rapido • Amphirion Deep
Stent	Stent
• Invatec ONDA • Invatec MARIS	• Paramount • Paramount Mini • Intrastent • Mega/Max • Protégé • Protégé RX • Protégé • Intracoil	ev3 stents encompass three stent platforms—Balloon Expandable Mounted and Unmounted, Self Expanding and Coil stents.
Cerebral Protection	Cerebral Protection
• MOMA	Spider SpideRX	While the MOMA and the Spider/SpideRX both offer cerebral protection, they do so utilizing different platforms. Additionally, the Spider/SpideRX are used in the coronary and peripheral vasculature.
Accessories	Accessories
Wires	Wires
Skipper Plus	AqWire .018/.035 Nitrex .014/.018/.025/.035 Hytek .035/.018/.025 BabyWire .012	ev3's wire family currently does not include a .014/.018 wire although we retain access to one through our current wire supplier.
Thrombus Management	Thrombus Management
Diver CE	X-Sizer	Diver and X-Sizer compete in the

"Thrombus Management" market despite differing actions and platforms.
Helix	Helix is a peripheral thrombectomy system that is principally used for haemodialysis access graft removal. Non-existent international business.
Snares
Gooseneck Snare Microsnares
LAA
PLAATO	Percutaneous Left Atrial Appendage Transcatheter Occlusion
PMAR
PMAR	ev3 has a developing Percutaneous Mitral Annular Reshaping technology
Neuro Access
Cragg-McNamara Infusion Catheter Mewi/MicroMewi Infusion Catheter ProStream Sidehole Infusion Wire Castaneda OTW Brush Introducer Sheaths Pulse Spray Packs
Micro Wires
SilverSpeed 16, 18
Micro Catheters
Rebar Prowler
Coils
Topaz
Liquid Embolics
Oynx

EXHIBIT 3

Price-List

        (Extraction from US-Export Price-List for initial endovascular brand focus products)

Per Product/PRICE ($/€)	1-12 months	13-24 months	25-36 months

[***]	[***]	[***]	[***]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 4

Minimum Annual Volume of Purchases

PRODUCT GROUP/Units	1-12 months	13-24 months	25-36 months	TOTAL

[***]	[***]	[***]	[***]	[***]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 5

Annual Targets

PRODUCT GROUP/Units	1-12 months	13-24 months	25-36 months	TOTAL

[***]	[***]	[***]	[***]	[***]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 6

Specifications by approved samples

QuickLinks

  Exhibit 10.34
DISTRIBUTION AGREEMENT
EXHIBIT 1 List of the PRODUCTS (including all Endovascular and Coronary Products) which are manufactured by INVATEC at the time of the EFFECTIVE DATE
EXHIBIT 2 List of the overlapping products which are manufactured and sold by EV3 at the time of the EFFECTIVE DATE
EXHIBIT 3 Price-List
EXHIBIT 4 Minimum Annual Volume of Purchases
EXHIBIT5 Annual Targets
EXHIBIT 6 Specifications by approved samples